Exhibit 10.5
EXECUTION VERSION
     AMENDMENT AGREEMENT NO. 7 dated as of February 26, 2009 (this “Amendment”), with respect to the Fourth Amended and Restated Credit Agreement dated as of August 15, 2006, as amended by a first amendment dated as of June 15, 2007, as further amended by a second amendment dated as of June 29, 2007, as further amended by a third amendment dated as of September 28, 2007, as further amended by a fourth amendment dated as of January 15, 2008, as further amended by a fifth amendment dated as of February 13, 2008 and as further amended by a sixth amendment and waiver dated as of May 9, 2008 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among REGENCY GAS SERVICES LP, a Delaware limited partnership, REGENCY ENERGY PARTNERS LP, a Delaware limited partnership, the Subsidiary Guarantors, the Lenders, UBS SECURITIES LLC (“UBSS”) and WACHOVIA CAPITAL MARKETS, LLC (“Wachovia Capital Markets”), as joint lead arrangers and joint bookmanagers for the Tranche B-1 Term Loans, WACHOVIA CAPITAL MARKETS, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and UBSS, as joint lead arrangers and joint bookmanagers for the Revolving Loans, WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), as issuing bank and swingline lender, UBS LOAN FINANCE LLC, as syndication agent for the Loans, CGMI, as co-syndication agent for the Revolving Loans and FORTIS CAPITAL CORP., JPMORGAN CHASE BANK, N.A., THE ROYAL BANK OF SCOTLAND PLC and MORGAN STANLEY BANK, as co-documentation agents.
     A. Borrower has informed the Lenders of its planned midstream infrastructure development in the Haynesville Shale region of Western Louisiana (the “Haynesville Project”).
     B. Regency Intrastate Gas LLC, a Delaware limited liability company (“RIGS”), is a direct Subsidiary of Borrower and owns an intrastate gas pipeline that operates under Section 311 of the Natural Gas Policy Act, and such pipeline and the membership interests in RIGS constitute a portion of the North Louisiana Assets (as defined in the Credit Agreement).
     C. Borrower desires (i) to form or cause to be formed a joint venture with General Electric Capital Corporation or an Affiliate thereof (“GE EFS”) and a third party (such joint venture, the “RIGS Holdings Joint Venture”), (ii) to contribute its membership interests in RIGS to the RIGS Holdings Joint Venture and (iii) for the RIGS Holdings Joint Venture to undertake the Haynesville Project.
     D. Borrower has requested that the Administrative Agent and Required Lenders amend certain provisions of the Credit Agreement as set forth herein.
     E. The Administrative Agent and Required Lenders are willing so to agree pursuant to the terms and subject to the conditions set forth herein.
     F. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
     In consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:
     SECTION 1. Amendments to the Credit Agreement.
     (a) Section 1.01 of the Credit Agreement shall be amended as follows:
(i)	the definition of “Alternate Base Rate” shall be amended and restated as follows:

““Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day , (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for a borrowing with a one-month Interest Period plus 1.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the (i) Federal Funds Effective Rate or (ii) the Adjusted LIBOR Rate, in each case, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to (x) clause (b) of the preceding sentence in the case of clause (i) in this sentence and (y) clause (c) of the preceding sentence in the case of clause (ii) in this sentence, in each case, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.”;
(ii)	the definition of “Applicable Fee” shall be amended by:
(x) amending and restating the table therein in its entirety to read as follows:

Level	Total Leverage Ratio	Applicable Fee
Level I	> 4.75:1.0	0.500%
Level II	≤ 4.75:1.0 but > 4.25:1.0	0.500%
Level III	≤ 4.25:1.0 but > 3.75:1.0	0.375%
Level IV	≤ 3.75:1.0	0.375%
(y) each reference therein to “Amendment Effective Date” shall be replaced with the phrase “Amendment No. 7 Effective Date”; and
(z) the following sentence shall be added at the end thereof: “Notwithstanding anything set forth in this definition, if the Total Leverage Ratio is in Level III or Level IV prior to December 31, 2009, the Total Leverage Ratio shall be deemed to be in Level II.”;
(iii)	the definition of “Applicable Margin” shall be amended as follows:
(x) the first table in the definition of “Applicable Margin” shall be amended and restated in its entirety to read as follows:

	Total Leverage	Revolving Loans
Level	Ratio	Eurodollar	ABR
Level I	> 4.75:1.0	3.25%	2.25%
Level II	≤ 4.75:1.0 but > 4.25:1.0	3.00%	2.00%
Level III	≤ 4.25:1.0 but > 3.75:1.0	2.75%	1.75%
Level IV	≤ 3.75:1.0	2.50%	1.50%
(y) each reference therein to “Amendment Effective Date” shall be replaced with the phrase “Amendment No. 7 Effective Date”; and
(z) the following sentence shall be added at the end thereof: “Notwithstanding anything set forth in this definition, if the Total Leverage Ratio is in Level III or Level IV prior to December 31, 2009, the Total Leverage Ratio shall be deemed to be in Level II.”;
(iv)	the definition of “Asset Sale” shall be amended by replacing the parenthetical “(other than a Joint Venture)” with “(other than a Joint Venture which is not the RIGS Holdings Joint Venture; provided that any issuance of Equity Interests of the RIGS Holdings Joint Venture by such RIGS Holdings Joint Venture shall be deemed not to be an Asset Sale hereunder)”;

(v)	the definition of “Capital Expenditures” shall be amended by deleting “and (b)” and by inserting, immediately after “the Projects”, “, (b) the Haynesville Project and (c)”;

(vi)	the definition of “Consolidated EBITDA” shall be amended by
(w) deleting, in clause (e) thereof, the reference to “Debt Issuance” and replacing it with “issuance of Indebtedness pursuant to Section 6.01(j)”;
(x) deleting, in the penultimate paragraph thereof, the clause “; provided that the aggregate pro forma additions attributable thereto shall not exceed 15% of Consolidated EBITDA before giving effect to any such addition”; and
(y) inserting, before the last paragraph thereof, the following paragraph:
“Consolidated EBITDA shall be increased by, without duplication, the amount of any applicable Haynesville EBITDA Adjustments applicable to such period; provided that the aggregate pro forma additions attributed to Haynesville EBITDA Adjustments and to Material Projects shall be limited to an amount equal to 20% of Consolidated EBITDA for each period through and including that ended on December 31, 2009 and 15% of Consolidated EBITDA for each period ending thereafter, in each case before giving effect to any such additions but calculated on a Pro Forma Basis as referenced in the paragraph immediately below.”;

(vii)	the definition of “Consolidated Interest Expense” shall be amended by inserting, in the last paragraph thereof, immediately following “Material Projects”, “, any Investment by Borrower and its Subsidiaries in the RIGS Holdings Joint Venture”;

(viii)	the definition of “Consolidated Net Income” shall be amended by inserting the following language at the end of clause (a) thereof:

“provided, that if such cash received by the Reporting Entity or any of its Subsidiaries relates to the Haynesville Project, it will be excluded from net income (to the extent otherwise included therein) to the extent such cash amount is otherwise reflected in a Haynesville EBITDA Adjustment for such period;”

(ix)	the definition of “Joint Venture” shall be amended by (x) replacing “Edwards Lime Gathering LLC” where it appears in clause (iii) of the first sentence thereof with “each of Edwards Lime Gathering LLC and (except as otherwise expressly set forth herein) the RIGS Holdings Joint Venture”, and (y) replacing “Section 6.04(i)” in the last line of the second sentence thereof with “Section 6.04(i)(ii)”;

(x)	the definition of “Material Project” shall be amended by inserting, immediately after the phrase “any capital expansion project”, “(other than the Haynesville Project)”;

(xi)	the definition of “Secured Obligation” shall be amended by deleting therefrom the phrase “in connection with the Loan Documents”;

(xii)	the definition of “Specified Period” shall be deleted in its entirety;

(xiii)	the definition of “Subsidiary” shall be amended by
(x) deleting “Edwards Lime Gathering LLC shall not” from the last sentence thereof and replacing it with “neither Edwards Lime Gathering LLC nor the RIGS Holdings Joint Venture shall”; and
(z) inserting, immediately preceding the period at the end thereof, “(except, with respect to the RIGS Holdings Joint Venture, as shall be otherwise expressly set forth herein)”; and
(xiv)	the definition of Total Leverage Ratio shall be amended and restated in its entirety as follows:
““Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) the sum of (1) Consolidated Funded Indebtedness on such date plus (2) the product of RIGS Consolidated Funded Indebtedness on such date multiplied by the RIGS Holdings JV Ownership Percentage to (ii) Consolidated EBITDA for the Test Period then most recently ended.”.
     (b) Section 2.07 of the Credit Agreement shall be amended as follows:
(i)	clause (a) thereof shall be amended and restated in its entirety as follows:

“(a) Termination of Commitments. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date. In the event that the RIGS Holdings Joint Venture makes any JV Distribution, the Revolving Commitments shall be permanently reduced in an amount equal to the product of the amount of such JV Distribution multiplied by the RIGS Holdings JV Ownership Percentage.”; and
(ii)	clause (c) thereof shall be amended by inserting, immediately preceding “Section 2.07(b)” the phrase “the second sentence of Section 2.07(a) or”.
     (c) Section 2.19(c)(iii) of the Credit Agreement shall be amended by inserting, immediately following “shall be”, the phrase “no earlier than”.
     (d) Section 5.01 of the Credit Agreement shall be amended by:
(i)	deleting from clause (g) thereof, “and”;

(ii)	recaptioning clause (h) thereof as clause (i); and

(iii)	inserting, as a new clause (h), the following:

“(h) Concurrently with any delivery of financial statements under Section 5.01(a) or (b): (i) to the extent that the RIGS Holdings Joint Venture is treated on a consolidated basis, financial statements and certifications required by Sections 5.01(a) (other than Section 5.01(a)(i)), (b) (other than Section 5.01(b)(ii)) with a consolidating column treating the RIGS Holdings Joint Venture on a stand-alone basis distinct from any other Joint Venture and (ii) irrespective of the accounting treatment of the RIGS Holdings Joint Venture, stand-alone financial statements for the RIGS Holdings Joint Venture of the types required by Sections 5.01(a) and (b); and”.
     (e) Section 5.11(b) of the Credit Agreement shall be amended by inserting, immediately following “Joint Venture”, “; provided that for the purposes of Section 5.11(b)(i), the RIGS Holdings Joint Venture shall be deemed to be a Subsidiary to the extent of Borrower’s equity ownership interest therein and Borrower’s equity ownership interest thereof shall be pledged as provided in Section 5.1 of the Security Agreement”;
     (f) Section 6.04(i) of the Credit Agreement shall be amended and restated in its entirety as follows:
“(i) Investments made by Borrower or any Subsidiary in (i) the RIGS Holdings Joint Venture, consisting of (A) the contribution of the RIGS Assets and (B) other Investments in an aggregate amount not to exceed $135.0 million during the existence of this Agreement; provided, that the amounts permitted as Investments pursuant to clause (B) hereof (x) shall be reduced on a dollar-for-dollar basis by the RIGS Permitted Investment Offset Amount (it being understood that the amount of such reduction shall not exceed $135.0 million) and (y) shall only be permitted so long as, after giving effect to any such Investment, Borrower shall have available at least $100 million in unfunded Revolving Commitments hereunder (after reduction for outstanding Letters of Credit) and, on a pro forma basis, the Total Leverage Ratio shall be at least 0.50x lower than the then-applicable covenant level set forth in Section 6.10(a), the Consolidated Interest Coverage Ratio shall be at least 0.50x greater than the then-applicable covenant level set forth in Section 6.10(b) and the Senior Secured Leverage Ratio shall be at least 0.50x lower than the then-applicable covenant level set forth in Section 6.10(c); and (ii) Joint Ventures (other than the RIGS Holdings Joint Venture) in an aggregate amount for all such Joint Ventures (other than the RIGS Holdings Joint Venture) not to exceed $20.0 million during the existence of this Agreement;”
     (g) Section 6.08 of the Credit Agreement shall be amended by:
(i)	deleting “and” from the end of clause (b), deleting “.” from the end of clause (c), and adding “; and” to the end of clause (c); and

(ii)	adding at the end thereof a new clause (d) as follows:

“(d) a one time payment of each of the following: (i) $2.7 million to Regency MLP to be used solely for the payment of a $2.7 million fee to GE EFS upon the effectiveness of Regency MLP’s $45.0 million unsecured credit facility with GE EFS and (ii) up to $45.0 million plus interest (but with such amount payable under this clause (ii) not to exceed the amount of proceeds received by Borrower from Regency MLP’s borrowings under such credit facility plus interest due thereon) to Regency MLP to be used solely for the repayment of principal then outstanding and interest due thereon under Regency MLP’s $45.0 million unsecured credit facility with GE EFS on the date of capitalization of the RIGS Holdings Joint Venture.”.
     (h) Section 6.09 of the Credit Agreement shall be amended by deleting, at the end of clause (b) thereof, “and (f)”; and replacing it with “, (f) and (i)”.
     (i) Section 6.10 of the Credit Agreement shall be amended by:
(i)	amending and restating clause (a) thereof in its entirety to read as follows:
“(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, for the last day of any Test Period, to exceed 5.25 to 1.0.”; and
(ii)	adding the following thereto as a new Section 6.10(c):
“(c) Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio for the last day of any Test Period (i) ending up to and including December 31, 2009, to exceed 4.00 to 1.0, (ii) ending thereafter through and including June 30, 2010, to exceed 3.75 to 1.00 and (iii) ending at any time thereafter to exceed 3.50 to 1.00.”.
     (j) Section 6.16 of the Credit Agreement shall be amended and restated in its entirety as follows:
“Section 6.16 Permitted RIGS Holdings Joint Venture Indebtedness.
Permit the RIGS Holdings Joint Venture to incur, create, assume or permit to exist, directly or indirectly, any preferred equity interests or Indebtedness for borrowed money prior to the Haynesville Actual Completion Date.

     (k) the following shall be added to Article VI of the Credit Agreement as a new Section 6.21:
“Section 6.21 Regency Haynesville Permitted Business. Cause or permit Regency Haynesville to enter into any business or hold any assets except for holding the Equity Interests of the RIGS Holdings Joint Venture and activities incidental thereto.”
     (l) the following defined terms shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:
(i)	“Amendment No. 7” shall mean Amendment No. 7 to Fourth Amended and Restated Credit Agreement, which amends this Agreement, dated as of the Amendment No. 7 Effective Date, among Borrower, the Administrative Agent and the Required Lenders.

(ii)	“Amendment No. 7 Effective Date” shall mean the date upon which the conditions to effectiveness of this Amendment set forth in Section 2 hereof are satisfied as certified by Borrower to the Administrative Agent.

(iii)	“Firm Transportation Agreement” shall mean (x) each of those contracts previously provided to the Administrative Agent and the Lenders and (y) each other contract which is entered into between any Loan Party with a counterparty after the Amendment No. 7 Effective Date, on terms that are substantially equal to or better than, as a whole, the terms of the contracts described in clause (x), pursuant to which such counterparty is obligated to pay for capacity whether or not such capacity is taken.

(iv)	“GE EFS” shall mean General Electric Capital Corporation or an affiliate thereof.

(v)	“Haynesville Actual Completion Date” shall mean the date, to be identified to the Administrative Agent by delivery of a certificate of an officer of Borrower, certifying that the Haynesville Project has reached actual capacity of 1.1 Bcf/d and is generally generating the transportation fees specified in the Firm Transportation Agreements.

(vi)	“Haynesville EBITDA Adjustments” shall mean, with respect to the Haynesville Project:
(a) prior to the Haynesville Actual Completion Date (and including the fiscal quarter in which the Haynesville Actual Completion Date occurs), an amount to be approved by the Administrative Agent, in its reasonable judgment, as the projected Consolidated EBITDA attributable to the Haynesville Project (such amount to be the product of (1) the difference between (a) the projected revenues from reservation charges under the Firm Transportation Agreements, taking into account the ability of the producers to perform under the Firm Transportation Agreements, and (b) projected operating and general administrative expenses of the Haynesville Project multiplied by (2) the then-current completion percentage of the Haynesville Project to be based upon the capital expenditures expended on the Haynesville Project multiplied by (3) the RIGS Holdings JV Ownership Percentage), which amount shall be added to actual Con solidated EBITDA for the Reporting Entity and its Subsidiaries for the fiscal quarter in which construction of the Haynesville Project commences and for each fiscal quarter thereafter until the Haynesville Actual Completion Date (and including the fiscal quarter in which the Haynesville Actual Completion Date occurs, but net of any actual

Consolidated EBITDA attributable to the Haynesville Project following the Haynesville Actual Completion Date); provided that if construction of the Haynesville Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced, for quarters ending after the scheduled completion date to (but excluding) the first full quarter after the Haynesville Actual Completion Date, by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not longer than 180 days, 50% and (iii) longer than 180 days, 100%; and
(b) for the first full fiscal quarter following the Haynesville Actual Completion Date, for the first two full fiscal quarters following the Haynesville Actual Completion Date, and for the first three full fiscal quarters following the Haynesville Actual Completion Date, an amount equal to the product of actual Consolidated EBITDA attributable to the Haynesville Project for such first full fiscal quarter times four, such first two fiscal quarters times two, and such first three full fiscal quarters times four-thirds, respectively, multiplied by the RIGS Holdings JV Ownership Percentage.
Notwithstanding the foregoing, no such additions shall be allowed with respect to the Haynesville Project unless:
(A)	not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to delivery of a Compliance Certificate pursuant to Section 5.01(c) if Haynesville EBITDA Adjustments shall be added to Consolidated EBITDA in determining compliance with Section 6.10, the Reporting Entity shall have delivered to the Administrative Agent a written request for Haynesville EBITDA Adjustments setting forth (i) the scheduled commercial operation date for the Haynesville Project, (ii) pro forma projections of Consolidated EBITDA attributable to the Haynesville Project and (iii) information, as applicable, regarding (A) Firm Transportation Agreements, other contracts or negotiated settlements relating to the Haynesville Project, (B) the ability of the producers to perform under the Firm Transportation Agreements, (C) projected revenues from such Firm Transportation Agreements, other contracts or negotiated settlements, as the case may be and (D) projected capital costs and projected operating and general administrative expenses, and

(B)	prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent.”

(vii)	“Haynesville Project” shall mean the planned midstream infrastructure development in the Haynesville Shale region of Western Louisiana by the RIGS Holdings Joint Venture.

(viii)	“JV Distributions” shall mean distributions made to the RIGS Holdings Joint Venture’s equity investors made directly or indirectly from the proceeds of Indebtedness of the RIGS Holdings Joint Venture.

(ix)	“Regency Haynesville” shall mean a direct or indirect Subsidiary of Borrower formed for the sole purpose of directly holding all direct or indirect ownership interests of Borrower in the RIGS Holdings Joint Venture.

(x)	“RIGS” shall mean Regency Intrastate Gas LLC, a Delaware limited liability company.

(xi)	“RIGS Assets” shall mean all Equity Interests issued, and all assets owned, by RIGS.

(xii)	“RIGS Consolidated Funded Indebtedness” shall mean, with respect to the RIGS Holdings Joint Venture, on a consolidated basis in accordance with GAAP, without duplication, (i) all Indebtedness of such persons of the types referred to in clauses (a), (b), (c), (d), and (f), of the definition of “Indebtedness” herein, (ii) all Indebtedness of others of the type referred to in clause (i) above, secured by a Lien on property owned or acquired by any such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (iii) all Contingent Obligations of any such person with respect to Indebtedness of others of the type referred to in clause (i) above, and (iv) all Indebtedness of the type referred to in clause (i) above of any other entity (including any partnership in which such person is a general partner) to the extent any such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.

(xiii)	“RIGS Holdings Joint Venture” shall mean an entity formed by Regency Haynesville for the purpose of such entity becoming a joint venture with a third party, owning all of the RIGS Assets and participating in the Haynesville Project. RIGS Holdings Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

(xiv)	“RIGS Holdings Joint Venture Term Sheet” shall mean the term sheet regarding the RIGS Holdings Joint Venture provided to the Administrative Agent and the Lenders on February 25, 2009.

(xv)	“RIGS Holdings JV Ownership Percentage” shall mean the percentage of the total ownership interests in the RIGS Holdings Joint Venture that is owned by Regency Haynesville on a fully diluted basis on the last day of the last quarter of the applicable Test Period.

(xvi)	“RIGS Permitted Investment Offset Amount” shall mean the number which is the product of (1) Indebtedness incurred by the RIGS Holdings Joint Venture to finance capital expenditures multiplied by (2) the RIGS Holdings JV Ownership Percentage.

(xvii)	“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i) the sum of (1) Consolidated Funded Indebtedness that is secured by a Lien on any assets or property of the Reporting Entity or any of its Subsidiaries, as of the last day of such Test Period plus (2) the product of RIGS Consolidated Funded Indebtedness multiplied by the RIGS Holdings JV Ownership Percentage to (ii) Consolidated EBITDA for the Test Period then most recently ended.
     (m) Exhibit D to the Credit Agreement shall be replaced in its entirety with Exhibit D attached hereto.
     SECTION 2. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions, which must be satisfied on or before April 30, 2009:
     (a) The Administrative Agent shall have received signature pages for this Amendment from Borrower and the Required Lenders;
     (b) Borrower shall deliver or cause to be delivered a legal opinion of Vinson & Elkins LLP, counsel to Borrower, together with any additional legal opinions, mortgage amendments, or other documents reasonably requested by the Administrative Agent in connection herewith (in each case, unless extended or waived by the Administrative Agent in its sole discretion);
     (c) all requisite Governmental Authority and material third party approvals in connection with the formation and capitalization of the RIGS Holdings Joint Venture shall have been obtained, except where the failure to obtain such consents could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and there shall not be any temporary or permanent injunction prohibiting the formation and capitalization of the RIGS Holdings Joint Venture;
     (d) the Administrative Agent shall have received from Borrower a certificate, executed by the secretary of Borrower (or such other officer as may be acceptable to the Administrative Agent) in form and substance satisfactory to the Administrative Agent, attaching a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar body) of Borrower (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Amendment and the definitive documentation relating to the formation and capitalization of the RIGS Holdings Joint Venture and the related transactions (including this Amendment);
     (e) the Administrative Agent shall received all material agreements and definitive documentation relating to the RIGS Holdings Joint Venture, including (without limitation) an investment agreement by and among Borrower, GE EFS and the third-party investor (the “Investment Agreement”), a partnership or limited liability company agreement relating to the RIGS Holdings Joint Venture, a management services agreement relating to the RIGS Holdings Joint Venture and such other agreements as the Administrative Agent may reasonably request, all in form and substance certified by Borrower to be at least as favorable to the Borrower and Lenders, taken as a whole, as the RIGS Holdings Joint Venture Term Sheet and reasonably satisfactory to the Administrative Agent;

     (f) the RIGS Holdings Joint Venture shall have been formed and (i) RIGS or Borrower, as applicable, shall have contributed the RIGS Assets thereto and (ii) each of GE EFS and a third-party investor shall have made the contributions thereto required pursuant to the Investment Agreement and the Administrative Agent shall have received satisfactory evidence thereof;
     (g) on or prior to March 18, 2009, either (1) Regency MLP shall have obtained from GE EFS an unsecured credit facility in an aggregate amount of $45.0 million, the proceeds of which shall be used to fund the Haynesville Project and which shall mature no earlier than the earlier of (x) the formation and capitalization of the RIGS Holdings Joint Venture or (y) the three-month anniversary of the Final Maturity Date or (2) each other condition precedent set forth in this Section 2 shall have been satisfied;
     (h) Borrower shall have paid any amounts owed pursuant to the Administrative Agent Fee Letter, dated as of February 13, 2009, between Borrower and the Administrative Agent;
     (i) Borrower shall have paid a fee to each Lender who delivers to the Administrative Agent a consent in writing to this Amendment by 5:00 p.m., New York City time on February 24, 2009, and reconfirms, by 2:00 p.m. (New York City time) on February 25, 2009, their consent with respect to revisions to this amendment posted to the Lenders after 5:00 p.m., New York City time on February 24, 2009, in an amount equal to 0.50% of such consenting Lender’s outstanding Commitments under the Credit Agreement;
     (j) CDM Resource Management LLC shall obtain a $75.0 million operating lease facility from Caterpillar Financial Services Corp. on terms substantially consistent with those terms provided to the Administrative Agent prior to the date hereof;
     (k) Borrower shall have paid all amounts owed pursuant to Section 7 hereof; and
     (l) Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 2.
     SECTION 3. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and each of the Lenders that:
     (a) This Amendment is within Borrower’s organizational powers and has been duly authorized by all necessary organizational action on the part of Borrower. This Amendment has been duly executed and delivered by Borrower and constitutes, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Amendment will not violate any Requirement of Law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.
     (b) After giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement or in any Loan Document are true and correct in all material respects (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects as of a specified date).
     (c) After giving effect to this Amendment, no Default or Event of Default has occurred or is continuing.
     (d) As of December 31, 2008, the RIGS Assets constituted approximately $325,309,909.00; and approximately $49,207,292.00 and $54,289,367.00 of net income and revenue, respectively, for the fiscal year ended on December 31, 2008 were attributable to the RIGS Assets.
     SECTION 4. Credit Agreement. Except as specifically provided hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Credit Agreement in any Loan Document shall mean the Credit Agreement as modified hereby. This Amendment shall be a Loan Document for all purposes.
     SECTION 5. Applicable Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
     SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page of this Amendment by facsimile or “pdf file” transmission shall be effective as delivery of a manually executed counterpart hereof.
     SECTION 7. Expenses. Borrower agrees to reimburse the Administrative Agent for the reasonable out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent.
     SECTION 8. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

REGENCY GAS SERVICES LP,
By:	Regency OLP GP LLC, its general partner

By:	/s/ Stephen L. Arata
	Name:	Stephen L. Arata
	Title:	Vice President

S-1-1

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender
By:	/s/ Henry R. Biedrzycki
	Name:	Henry R. Biedrzycki
	Title:	Director

S-1-2

		,	as a

Lender

By:

Name:
Title:

S-1-3

EXHIBIT D
[Form of]
COMPLIANCE CERTIFICATE
[see attached]

D-1

EXHIBIT D
[Form of]
COMPLIANCE CERTIFICATE
          I, [                    ], the [Financial Officer] of [                                         ] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Fourth Amended and Restated Credit Agreement dated as of August 15, 2006 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among Regency Gas Services LP, a Delaware limited partnership, as borrower (the “Borrower”), Regency Energy Partners LP (“Regency MLP”) and the other Guarantors party thereto, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank and the other Agents party thereto.
     a. Attached hereto as Schedule 1 are detailed calculations1 demonstrating compliance by each of the Loan Parties with [clause (d) of the definition of Permitted Acquisition as it pertains to Section 6.07(f) and] Section 6.10 of the Credit Agreement. Each of the Loan Parties is in compliance with such Sections as of the date hereof. [Attached hereto as Schedule 2 is the report of KPMG LLP]2
     b. No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.3

[1]	To accompany annual and quarterly financial statements. Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.

[2]	To accompany annual financial statements only. The report must opine or certify that in the course of its regular audit of the financial statements of the Reporting Entity and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters subject to audit procedures has occurred or if such accounting firm believes such a Default has occurred, specifying the nature and extent thereof.

[3]	If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).
     Dated this [   ] day of [                    ], 20[   ].

[ ]
By:
Name:
	Title:	[Financial Officer]

SCHEDULE 1
Financial Covenants4
6.10(a)	Maximum Total Leverage Ratio: the ratio of (i) the sum of (1) Consolidated Funded Indebtedness on [ ] plus (2) the product of RIGS Consolidated Funded Indebtedness on such date multiplied by the RIGS Holdings JV Ownership Percentage to (ii) Consolidated EBITDA for the Test Period most recently ended.

(I) Consolidated Funded Indebtedness means, with respect to the Reporting Entity and its Subsidiaries, on a consolidated basis in accordance with GAAP, without duplication:

(A) all Indebtedness of such persons of the following types:

1. all obligations of such person for borrowed money;

2. all obligations of such person evidenced by bonds, debentures, notes or similar instruments;

3. all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person;

4. all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days); and

5. all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person;

Subtotal; plus

(B) all Indebtedness of others of the type referred to in clause (A) above secured by a Lien on property owned or acquired by any such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; plus

[4]	Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

(C) all Contingent Obligations of any such person with respect to Indebtedness of others of the type referred to in clause (A) above; plus

(D) all Indebtedness of the type referred to in clause (A) above of any other entity (including any partnership in which such person is a general partner) to the extent any such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.

Consolidated Funded Indebtedness at [ ], 20[ ] ((A) + (B) + (C) + (D))	I =

(II) RIGS Consolidated Funded Indebtedness shall mean, with respect to the RIGS Holdings Joint Venture, on a consolidated basis in accordance with GAAP, without duplication:

(A) all Indebtedness of the type referred to in clause (A) of the calculation of Consolidated Funded Indebtedness above; plus

(B) all Indebtedness of others of the type referred to in clause (A) immediately above secured by a Lien on property owned or acquired by any such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; plus

(C) all Contingent Obligations of any such person with respect to Indebtedness of others of the type referred to in clause (A) immediately above; plus

(D) all Indebtedness of others of the type referred to in clause (A) immediately above of any other entity (including any partnership in which such person is a general partner) to the extent any such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.

RIGS Consolidated Funded Indebtedness at [ ], 20[ ] ((A) + (B) + (C) + (D))	II =

(III) RIGS Holdings JV Ownership Percentage[5]	III =

[5]	Shall be the percentage of total ownership interests in the RIGS Holdings Joint Venture that is owned by Regency Haynesville on a fully diluted basis on the last day of the last quarter of the applicable Test Period.

(IV) Consolidated EBITDA shall mean, for any period:

(A) Consolidated Net Income (see Annex A) for such period, adjusted by adding thereto[6]:

1. Consolidated Interest Expense for such period (see breakout in 6.10(b) calculation);

2. Consolidated Amortization Expense for such period;

3. Consolidated Depreciation Expense for such period;

4. Consolidated Tax Expense for such period;

5. costs and expenses directly incurred in connection with the Previous Transactions (with respect to Projects, the cost and expenses solely related to the construction thereof) and the incurrence of additional Indebtedness under the predecessor agreements hereto in connection therewith (not to exceed $22.5 million), the Specified IPO, any Permitted Acquisition, any issuance of Indebtedness pursuant to Section 6.01(j) or any Investment made pursuant to Section 6.04(i) of the Credit Agreement;

6. the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and

[6]	In each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Reporting Entity only if a corresponding amount would be permitted at the date of determination to be distributed to the Reporting Entity by such Subsidiary without prior approval to the extent required (that has not been obtained) pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders). Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Previous Transactions, the Transactions, any Permitted Acquisition and Asset Sale consummated at any time on or after the first day of the Test Period thereof as if the Previous Transactions, the Transactions and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the first day of such period.

7. the aggregate amount, without duplication, of payments pursuant to Section 6.08(b) of the Credit Agreement for such period.

Subtotal; minus

(B) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Subtotal; plus

(C) one-quarter of the EBITDA projected for the first twelve (12) months of operations of a Material Project[7]

Subtotal; plus

(D) any applicable Haynesville EBITDA Adjustments for such period.[8]

Consolidated EBITDA ((A) — (B) + (C) + (D) =)	IV =

Total Leverage Ratio (((I) + ((II) x (III))) / (IV) =)		[ ]:1.00

Covenant Requirement

[7]	Shall be added to actual Consolidated EBITDA for the fiscal quarter in which such Material Project was completed and for each of the immediately preceding three fiscal quarters (in each case, net of any actual Consolidated EBITDA attributable to such Material Project accruing after its completion); provided that the aggregate amount of any such addition shall not exceed (20%) of the capital cost of such Material Project; provided further that no such additions shall be allowed with respect to any Material Project unless, not less than thirty (30) days prior to the completion thereof, the Administrative Agent shall have received written pro forma projections of EBITDA relating to such Material Project and such other documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent.

[8]	Shall be determined pursuant to the calculations found in Annex B; provided that the aggregate pro forma additions attributed to Haynesville EBITDA Adjustments and to Material Projects shall be limited to an amount equal to 20% of Consolidated EBITDA for each period through and including that ended on December 31, 2009 and 15% of Consolidated EBITDA for each period ending thereafter, in each case before giving effect to any such additions but calculated on a Pro Forma Basis as referenced in footnote 6 above..

6.10(b)	Minimum Consolidated Interest Coverage Ratio: the ratio of Consolidated EBITDA for the Test Period most recently ended to Consolidated Interest Expense for the Test Period most recently ended

(I) Consolidated EBITDA (from Maximum Total Leverage Ratio Calculation)	I =

(II) Consolidated Interest Expense calculation:

Consolidated Interest Expense shall mean, for any period[9]

(A) the total consolidated interest expense of the Reporting Entity and its Subsidiaries for such period net of gross interest income of the Reporting Entity and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP plus, without duplication (to the extent not already included in such total consolidated interest expense):

1. imputed interest on Capital Lease Obligations and Sale/Leaseback Attributable Indebtedness of the Reporting Entity and its Subsidiaries for such period; plus

2. commissions, discounts and other fees and charges owed by the Reporting Entity or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; plus

3. amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Reporting Entity or any of its Subsidiaries for such period; plus

[9]	Note that to the extent directly related to the Transactions, Previous Transactions or any Permitted Acquisition, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements. Further, Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Previous Transactions, the Transactions, any Permitted Acquisition, Material Projects, any Investment by Borrower and its Subsidiaries in the RIGS Holdings Joint Venture and Asset Sales as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

4. cash contributions to any employee stock ownership plan or similar trust made by the Reporting Entity or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Reporting Entity or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period; plus

5. the interest portion of any deferred payment obligations of the Reporting Entity or any of its Subsidiaries for such period; plus

6. all interest on any Indebtedness of the Reporting Entity or any of its Subsidiaries of the type described in clauses (e) and (j) of the definition of “Indebtedness” for such period.

Consolidated Interest Expense ((A) + 1 + 2 + 3 + 4 + 5 + 6 =)	II =

Ratio of Consolidated EBITDA to Consolidated Interest Expense ((I)/(II)=)		[ ]:1.00

Covenant Requirement

6.10(c)	Maximum Senior Secured Leverage Ratio: the ratio of (i) the sum of (1) Consolidated Funded Indebtedness that is secured by a Lien on any assets or property of the Reporting Entity or any of its Subsidiaries as of the last day of such Test Period plus (2) the product of RIGS Consolidated Funded Indebtedness multiplied by the RIGS Holdings JV Ownership Percentage to (ii) Consolidated EBITDA for the Test Period most recently ended.

(I) Consolidated Funded Indebtedness secured by a Lien on any assets or property of the Reporting Entity or any of its Subsidiaries as of the last day of such Test Period (from Maximum Total Leverage Ratio Calculation) adjusted by subtracting the amount of Consolidated Funded Indebtedness that is not secured by a Lien on any assets or property of the Reporting Entity or any of its Subsidiaries as of the last day of such Test Period

(A) Consolidated Funded Indebtedness (from Maximum total Leverage Ration Calculation); less

(B) the amount of Consolidated funded Indebtedness that is not secured by a Lien on any assets or property of the Reporting Entity or any of its Subsidiaries as of the last day of such Test Period

Consolidated Funded Indebtedness, as adjusted ((A) — (B)=)	I =

(II) RIGS Consolidated Funded Indebtedness (from Maximum Total Leverage Ratio Calculation)	II =

(III) RIGS Holdings JV Ownership Percentage (from Maximum Total Leverage Ratio Calculation)	III =

(IV) Consolidated EBITDA (from Maximum Total Leverage Ratio Calculation)	IV =

Senior Secured Leverage Ratio (((I) + ((II) x (III))) / (IV) =)		[ ]:1.00

Covenant Requirement

6.07(f)	[Permitted Acquisitions:
          For each Permitted Acquisition consummated during this period (if any) please copy this Schedule I and show compliance with the above covenants on a Pro Forma Basis to demonstrate compliance with clause (ii)(d) of the definition of “Permitted Acquisitions”.]

Annex A

A. Detail on Consolidated Net Income:

1. For such period, the consolidated net income (or loss) of the Reporting Entity and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

2. the net income (or loss) of any person (other than the Reporting Entity or a Subsidiary of the Reporting Entity that is not a Joint Venture) in which any person other than the Reporting Entity and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Reporting Entity or (subject to clause (3) below) any of its Subsidiaries during such period; provided, that if such cash received by the Reporting Entity or any of its Subsidiaries relates to the Haynesville Project, it will be excluded from net income (to the extent otherwise included therein) to the extent such cash amount is otherwise reflected in a Haynesville EBITDA Adjustment (as determined pursuant to Annex B) for such period;

3. the net income of any Subsidiary of the Reporting Entity during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Reporting Entity’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

4. any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Reporting Entity or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Reporting Entity or any of its Subsidiaries;

5. gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

6. non-cash earnings resulting from any reappraisal, revaluation or write-up of assets;

7. unrealized gains and losses with respect to Hedging Obligations for such period; and

8. any extraordinary gain (or extraordinary loss), giving effect to any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Reporting Entity or any of its Subsidiaries during such period.

Consolidated Net Income (1 - 2 - 3 - 4 - 5 - 6 - 7 - 8)	=

Annex B
Haynesville EBITDA Adjustment Calculation
“Haynesville EBITDA Adjustment” for such period shall mean, with respect to the Haynesville Project:
     (a) prior to the Haynesville Actual Completion Date (and including the fiscal quarter in which the Haynesville Actual Completion Date occurs), an amount to be approved by the Administrative Agent, in its reasonable judgment, as the projected Consolidated EBITDA attributable to the Haynesville Project (such amount to be the product of (1) the difference between (a) the projected revenues from reservation charges under the Firm Transportation Agreements, taking into account the ability of the producers to perform under the Firm Transportation Agreements, and (b) projected operating and general administrative expenses of the Haynesville Project multiplied by (2) the then-current completion percentage of the Haynesville Project to be based upon the capital expenditures expended on the Haynesville Project multiplied by (3) the RIGS Holdings JV Ownership Percentage), which amount shall be added to actual Consolidated EBITDA for the Reporting Entity and its Subsidiaries for the fiscal quarter in which construction of the Haynesville Project commences and for each fiscal quarter thereafter until the Haynesville Actual Completion Date (and including the fiscal quarter in which the Haynesville Actual Completion Date occurs, but net of any actual Consolidated EBITDA attributable to the Haynesville Project following the Haynesville Actual Completion Date); provided that if construction of the Haynesville Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced, for quarters ending after the scheduled completion date to (but excluding) the first full quarter after the Haynesville Actual Completion Date, by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not longer than 180 days, 50% and (iii) longer than 180 days, 100%; and
     (b) for the first full fiscal quarter following the Haynesville Actual Completion Date, for the first two full fiscal quarters following the Haynesville Actual Completion Date, and for the first three full fiscal quarters following the Haynesville Actual Completion Date, an amount equal to the product of actual Consolidated EBITDA attributable to the Haynesville Project for such first full fiscal quarter times four, such first two fiscal quarters times two, and such first three full fiscal quarters times four-thirds, respectively, multiplied by the RIGS Holdings JV Ownership Percentage.
     Notwithstanding the foregoing, no such additions shall be allowed with respect to the Haynesville Project unless:
(A)	not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to delivery of a Compliance Certificate pursuant to Section 5.01(c) if Haynesville EBITDA Adjustments shall be added to Consolidated EBITDA in determining compliance with Section 6.10, the Reporting Entity shall have delivered to the Administrative Agent a written request for Haynesville EBITDA Adjustments setting forth (i) the scheduled commercial operation date for the Haynesville Project, (ii) pro forma projections of Consolidated EBITDA attributable to the Haynesville Project and (iii) information, as applicable, regarding (A) Firm Transportation Agreements, other contracts or negotiated settlements relating to the Haynesville Project, (B) the ability of the producers to perform under the Firm Transportation Agreements, (C) projected revenues from such Firm Transportation Agreements, other contracts or negotiated settlements, as the case may be and (D) projected capital costs and projected operating and general administrative expenses, and

(B)	prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent.